Exhibit 107.1

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Alliance Entertainment Holding Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity(1)	Common stock, par value $0.001 per share	_	_	_	_	_
Fees to be paid	Equity(1)	Preferred stock, par value $0.001 per share	_	_	_	_	_	_
Fees to be paid	Other(1)	Debt Securities	_	_	_	_	_	_
Fees to be paid	Other(1)	Warrants	_	_	_	_	_	_
Fees to be paid	Other(1)	Units
Fees to be paid	Unallocated (Universal) Shelf		Rule 457(o)	(2)	(2)	$100,000,000	0.0001531	$15,310
	Total Offering Amount							$15,310
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$15,310

(1)	Represents securities that may be offered and sold from time-to-time in one or more offerings by the Registrant.

(2)	This registration statement covers an indeterminate amount and number of securities of each identified class of securities up to a proposed maximum aggregate offering of $100,000,000, which may be offered from time to time in unspecified numbers and indeterminate prices, and as may be issued upon conversion, exchange, or exercise of any securities registered hereunder, including any applicable anti-dilution provisions. Separate consideration may or may not be received for securities that are issuable on conversion, redemption, repurchase or exchange of other securities. Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of securities that may become issuable as a result of stock splits, stock dividends or similar transactions relating to the securities registered hereunder.